Exhibit 3

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

The Company announces that with effect from 4 June 2024, Darrell Thomas, a Non-Executive Director of the Company, will be appointed to the Board of Directors of Vontier Corporation, a company listed on the New York Stock Exchange.

Nancy Jiang
Senior Assistant Company Secretary

9 May 2024

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